10753 Macatawa Drive Holland, Michigan 49424
NEWS RELEASE
NASDAQ STOCK MARKET: FOR RELEASE: DATE:	MCBC Immediate January 6, 2014

Macatawa Bank Corporation Announces
Completion of Exchange of Preferred Stock

Holland, Michigan, January 6, 2014 – Macatawa Bank Corporation (Nasdaq: MCBC) (the "Company") today announced that it has completed an exchange of all of its outstanding preferred stock for shares of Company common stock and, at the election of the holder, cash.

On December 30, 2013, the Company executed and accepted agreements with all of the holders of the Company's Series A and Series B Noncumulative Convertible Perpetual Preferred Stock providing for the cancellation and exchange (the "Exchange") of each share of issued and outstanding preferred stock for shares of Company common stock and, at the election of the holder, cash.  The Company completed the Exchange effective December 30, 2013.

Pursuant to the Exchange, the Company canceled and exchanged each share of preferred stock for shares of Company common stock, no par value, in an amount equal to $1,000, the preferred stocks’ liquidation preference amount, divided by $5.25 plus, at the election of the holder, an amount of cash equal to $142.00, in the case of Series A Preferred Stock, or $182.00, in the case of Series B Preferred Stock, or a number of shares of Company common stock equal to this cash amount divided by $5.25.  31,290 shares of Series A Preferred Stock were issued and outstanding and 2,300 shares of Series B Preferred Stock were issued and outstanding prior to completion of the Exchange.

“This is an important event for the Company,” said Richard L. Postma, Chairman of the Company. “When I assumed the position of Chairman four years ago during a troubled time, the Company had already issued the Preferred Series A and B with dividend rates of 12% and 9%, respectively.  Shortly thereafter, the Company, under regulatory order, suspended all dividends on the preferred stock. Now that the Company has returned to a normal regulatory operating environment, the existence of the preferred stock was an impediment to restoring dividends to common shareholders. At the same time, the Company is thankful to those individuals who took a significant risk at the time of the issuance of the preferred stock and therefore, the Board of Directors determined that the exchange into common stock at the above market price of $5.25 plus the one-time cash payments, which approximated a 5.0% and 4.5% dividend rate for Preferred A and B, respectively, after considering previous dividends paid, were appropriate and fair terms.  The unanimous approval by all of the holders of the preferred stock allowed for the Exchange to be efficiently completed before year-end.  This, combined with the third quarter events of prepaying and redeeming the Company’s subordinated debt and resumption of paying interest on the trust preferred securities that had been deferred for 15 quarters, simplifies the capital structure of the Company going forward and completes the capital initiatives that the Board had adopted at the beginning of 2013.  The Exchange will be accretive to common book value per share and will have, as a capital transaction, no impact on the reported net income of the Company for the fourth quarter.”

While Company net income is unaffected, accounting rules require that the computation of earnings per common share be adjusted to reflect a one-time charge.  This earnings per share charge will be disclosed in more detail in the Company’s quarterly earnings release due for distribution later this month.

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions.  Forward-looking statements are identifiable by words or phrases such as "going forward," "will" and other similar words or phrases.  Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  The declaration and payment of future dividends to common shareholders will be considered by the Board of Directors in its discretion and will depend on a number of factors, including our financial condition and anticipated profitability.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extend, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2012.  These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.